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                                  EXHIBIT 99.1


                      GEON BOARD WELCOMES TWO NEW DIRECTORS

CLEVELAND, OHIO -- May 7, 1998 -- The Geon Company (NYSE: GON) today announced that Thomas A. Waltermire, president and chief operating officer of Geon, and Farah M. Walters, president and chief executive officer of University Hospitals Health System and University Hospitals of Cleveland, are joining the Board of Directors.

Waltermire's election to the Board by a proxy vote of stockholders was announced at Geon's annual meeting of stockholders today at The Forum Conference and Education Center. At a subsequent meeting of the Board, directors approved a resolution expanding membership by one and electing Walters to the position.

Waltermire's election does not expand the membership because Harry A. Hammerly, retired executive vice president of 3M Company, retired from the Board today, concluding four years service as a Geon director.

Waltermire, 48, has been with Geon since its inception in 1993, serving as senior vice president and treasurer, chief financial officer and chief operating officer. He was named president earlier this year. He is responsible for Geon's daily operations, with oversight of the operating business units; health, safety and environmental affairs; human resources; quality; and information technology.

Walters, 52, joined University Hospitals of Cleveland in 1986, and has served as president and chief executive officer of the academic medical center and its parent organization since 1992. She has led University Hospitals' transformation from one of America's leading teaching hospitals to a comprehensive health care system, with more than 15,000 physicians and employees.

Geon directors are elected to one-year terms and hold office until the next annual meeting, when they either are re-elected or their successors are chosen.

The Geon Company is a leading North American-based polymer service and technology company with operations in polyvinyl chloride (PVC) compounds and other value-added products and services, as well as PVC resins. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ 2,000 people and have 17 manufacturing plants in the United States and Canada, and joint ventures in the United States, Europe, Australia and Southeast Asia. Geon recorded revenues of $1.25 billion for the year ended December 31, 1997.